Exhibit 10.1

February 23, 2023

Larry Edwards

Via Electronic Delivery

Re: Transition Agreement

Dear Larry,

This letter agreement (this “Agreement”) is intended to confirm our mutual understanding with respect to your employment with Innoviva Specialty Therapeutics, Inc. (the “Company”) from and after the date hereof (the “Effective Date”). Reference is made to that certain (i) letter agreement, dated as of July 27, 2020 and amended as of August 16, 2021, by and between you and the Company, setting forth the terms of your employment with the Company (the “Prior Agreement”), and (ii) Inventions and Assignment Agreement, dated as of August 10, 2020, by and between you and the Company (the “RCA”).

By signing this Agreement, you hereby resign from all positions that you hold at the Company and each of their respective subsidiaries (other than your position as President of La Jolla as described herein), effective as of 12:00am on the Effective Date, and the Company hereby accepts such resignations.

During the period (the “Transition Period”) commencing on the Effective Date and ending on March 31, 2023 (or on such earlier date as determined by you or the Company) (the date of such termination is referred to herein as the “Separation Date”), the Company will continue to employ you. During the Transition Period, you shall initially have the title of President of La Jolla, but your title may be changed to Advisor at any time during the Transition Period in the sole discretion of the Company’s Chief Executive Officer (the “CEO”). During the Transition Period, you shall report to the CEO and shall have such job duties and responsibilities as requested from time to time by the CEO, which duties and responsibilities may include continuing to perform your duties and responsibilities consistent with past practice and assisting with the transition of such duties and responsibilities to other employees of the Company and its direct or indirect parents, subsidiaries or affiliates (collectively, and including their respective successors and assigns, the “Group Companies”) as designated from time to time. For the avoidance of doubt, in no event will you have any policy making function during the Transition Period. During the Transition Period, you agree to devote all of your business time and attention to your work for the Company. You will not, during your employment with the Company, (i) accept or maintain any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that interferes with your duties and responsibilities as a Company employee or create a conflict of interest with any Group Company.

During the Transition Period, you will continue to receive your base salary of $583,000 per year, payable in accordance with the Company’s regular payroll practices. You will also be eligible to participate during your employment in all employee benefits plans sponsored by the Company from time to time and in effect for similarly situated employees of the Company. In addition, you will continue to be eligible to receive a bonus in respect of your services during the 2022 calendar year (the “2022 Bonus”), with an amount equal to $227,370 payable at the same time the Company pays 2022 bonuses to other similarly-situated employees (but in all events by March 3, 2023) subject to your continued compliance with this Agreement through such date. The remainder of the 2022 Bonus shall be determined solely in the CEO’s discretion (with a target amount equal to $122,430) and will be paid to you on or after the Separation Date (but no later than forty-five (45) days following the Separation Date) subject to you satisfaction of the Conditions (as defined below). You will not be entitled to any bonus compensation in respect of calendar years 2023 or later. From and after the Effective Date, you will not be entitled to any new equity or equity-based awards.

Your employment with the Company will automatically terminate effective as of the close of business on the Separation Date. The Parties acknowledge and agree that the termination of your employment at the end of the Transition Period (provided that you do not resign prior to March 31, 2023 and that you otherwise comply with your obligations hereunder) will be treated as a termination by you for Good Reason (as defined in the Prior Agreement) within 12 months after a Change in Control Event (as defined in the Prior Agreement) under the terms of the Prior Agreement, but that you will not be eligible for any severance payments or benefits pursuant to the Prior Agreement upon such termination or any other termination and that your eligibility to receive the Severance (as defined below) is in lieu of any such payments or benefits pursuant to the Prior Agreement or otherwise. Following the Separation Date, you will receive any accrued but unused paid time off payable in accordance with the Company’s policies, as well as any other payments or benefits required under applicable law. In addition, subject to (i) your continued employment with the Company through March 31, 2023 (or an earlier termination of your employment by the Company without Cause (as defined in the Prior Agreement) or by you for Good Reason (as defined in the Prior Agreement, subject to the terms of this Agreement)), (ii) your best efforts to achieve completion of your duties and responsibilities during your engagement with the Company, (iii) your execution, delivery to the Company and non-revocation of a general release of claims in the form attached hereto as Exhibit A (the “Release”) that becomes effective within thirty (30) days following the Separation Date, (iv) your continued compliance with this Agreement and with any confidentiality, invention assignment, non-competition, non-solicitation, non-interference, non-disparagement or similar obligations of yours with respect to any Group Company (including the RCA, this Agreement and the Release), and (v) you not engaging in any conduct that constitutes Cause (collectively, (i) through (v) being, the “Conditions”):

(i)
The Company will continue to pay your base salary for eighteen (18) months (i.e., $874,500 in the aggregate), subject to all applicable federal, state and local tax withholdings and deductions, and payable in accordance with the Company’s regular payroll practices commencing on the first regularly scheduled payroll date following the thirtieth (30th) day following the Separation Date;
(ii)
You will receive a lump sum payment of $349,800, representing 100% of your then-current annual target bonus, subject to all applicable federal, state and local tax withholdings and deductions, and payable on the first regularly scheduled payroll date following the thirtieth (30th) day following the Separation Date; and
(iii)
The Company will pay your COBRA premiums for medical, dental and vision insurance for you, your spouse and covered dependents, provided that you are eligible for and elect COBRA coverage and only to the extent permitted by applicable law without any penalty to you or any Group Company, until the earlier of: (i) eighteen (18) months after your employment ends; or (ii) the date that you become employed by a new employer.

If you fail to timely execute the Release, or revoke your acceptance of such Release following its execution, you will not be entitled to receive any of the payments or benefits set forth in clauses (i), (ii) or (iii) above (collectively, “Severance”). In no event will you be entitled to any Severance if, prior to March 31, 2023, you resign from your employment with the Company without Good Reason or your employment is terminated by the Company for Cause.

You acknowledge and agree that your right to Severance in accordance with the terms of this Agreement is in full discharge of any and all severance, separation or termination based liabilities and obligations of the Group Companies to you arising under any alleged written or oral employment or service agreement, policy, plan or procedure of any Group Company and/or any alleged understanding or arrangement between you and any Group Company.

You acknowledge and agree that the Company may withhold and deposit all federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for you by the Company that are in consideration for your employment services. Payments under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be interpreted to achieve this result. For purposes of this Agreement, each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event is the Company responsible for any tax or penalty owed by you (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A) with respect to payments under this Agreement.

You acknowledge that you and the Company may mutually agree to continue your engagement with the Company after the Separation Date as a strategic advisor, pursuant to such terms and conditions as may be mutually agreed upon by you and the Company at a later date.

By signing below, you represent and warrant to the Company that your provision of services hereunder will not violate any applicable law and covenant and agree to comply with all applicable laws in providing such services. You acknowledge that you are in possession of material non-public information regarding the Group Companies and that you will be bound by the Group Companies’ policies during the Transition Period, including with respect to securities trading restrictions.

You acknowledge that, during the course of your engagement, you will have access to, and be in close contact with, confidential and proprietary information about the Group Companies. In recognition of the foregoing, you agree, at all times from and after the Effective Date, to hold in confidence, and not to use (except for the benefit of the Group Companies and in connection with your services hereunder), or to disclose to any person, firm, corporation or other entity without written authorization of the Company, any Confidential Information (as defined below) that you obtain or create. You understand that “Confidential Information” means confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information relating to the Group Companies, or that any Group Company may receive belonging to clients, accounts, customers or others who do business with any Group Company. However, Confidential Information will not include (i) any of the foregoing items which have become publicly and widely known through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved; or (ii) any information that you are required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event you agree to give the Company prompt written notice thereof so that the Group Companies may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement will be construed to prohibit you from (x) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, or (y) truthfully responding to or complying with a subpoena, court order, or other legal process, provided that you agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where your right to receive such a monetary benefit is otherwise not waivable by law.

Each Invention (as defined below) will belong exclusively to the Company. You acknowledge that all Inventions are works made for hire and the property of the Company, including any copyrights, patents or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, you hereby assign to the Company all right, title and interest, including all rights of copyright, patent and other intellectual property rights, to or in such Inventions without additional compensation. For purposes of this Agreement, “Invention” shall mean any idea, invention, technique, modification, process or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived or developed by you, either solely or in conjunction with others, during your employment with the Group Companies (i) while performing your duties for the Group Companies, (ii) by utilizing any Group Company’s office space, equipment, supplies or facilities and/or (iii) by utilizing Confidential Information.

You hereby acknowledge and agree that during the Transition Period and during the twelve (12) month period immediately following the Separation Date you will not, without the written consent of the Company, directly or indirectly, on your behalf or on behalf of a third party, (i) encourage, hire, recruit, solicit, persuade or induce, or in any manner attempt to encourage, hire, solicit, persuade or induce, any person who is employed by, or performing services as an independent contractor for, the Company, Entasis Therapeutics Holdings, Inc., Innoviva, Inc. and any of their respective subsidiaries (collectively, and including their respective successors and assigns, the “Group”) as of or following the Effective Date (or who was an employee or independent contractor of the Group as of or following the Effective Date or at any time during the twelve (12) months preceding the Separation Date) to terminate such person’s employment or services (or in the case of a consultant, materially reducing such services) or otherwise interfere in any way with such relationship, or (ii) encourage, recruit, solicit, persuade or induce, or in any manner attempt to encourage, solicit, persuade or induce, any current or prospective client, customer, vendor, business partner, distributor, supplier or other business relation of the Group (or any person who was a client, customer, vendor, business partner, distributor or supplier of the Group as of or following the Effective Date or at any time during the twelve (12) months preceding the Separation Date) (altogether, “Business Relations”) to terminate its relationship with the Group or otherwise interfere in any way with such relationship (collectively, the “Non-Interference Covenant”). Notwithstanding anything herein to the contrary, you shall not be in violation of the Non-Interference Covenant (i) solely as a result of you or an organization with which you are associated or employed posting a general advertisement for employment or as a result of any employee or independent contractor of the Group responding to such general advertisement; provided, that such advertisement is not targeted at such employees and neither you nor the organization with which you are associated or employed take any further actions to encourage, hire, recruit, solicit, persuade or induce such employee or independent contract in violation of the Non-Interference Covenant, or (ii) by communicating, contracting and/or conducting business transactions with the Business Relations, provided such actions are not reasonably anticipated to, and do not actually, interfere with or result in the termination of such Business Relations’ relationships with the Group. You hereby agree that you shall be presumed to be in breach of the Non-Interference Covenant in the event that any individual covered by clause (i) above is employed or engaged under your direct or indirect supervision during the twelve (12) month period immediately following the Separation Date.

You expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in the previous three paragraphs may result in substantial, continuing and irreparable injury to the Group Companies. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of the preceding three paragraphs without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.

You acknowledge that each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Group Companies at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein is held to be invalid or unenforceable because of the duration of such provision or the area or scope covered thereby, you agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision to the maximum and/or broadest duration, scope and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Following the Transition Period, you agree that you will provide reasonable cooperation to any Group Company and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge. The Company shall use commercially reasonable efforts to schedule time spent in such cooperation so as to avoid interfering with your personal and work commitments. After the first ten (10) hours of such cooperation assistance, the Company shall compensate you for such cooperation assistance at the rate of $325/hour. You also agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment or service engagement by any Group Company, you will give prompt written notice of such request in writing, delivered to the Company at its principal executive office, marked for the attention of its CEO and, unless otherwise required by law, will make no disclosure until the Company and/or another Group Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

The terms contained in this Agreement constitute and embody our full and complete understanding and agreement with respect to your employment with the Company, and supersede and replace any prior or contemporaneous agreements or understandings, written or oral, concerning such subject matter (including, without limitation, the Prior Agreement). The terms of this Agreement may be modified only by a writing duly executed by you and the Company, and this Agreement, and your obligations hereunder, may not be assigned by you without the prior written consent of the Company. This Agreement and any of the rights, obligations or interests arising hereunder may, without your consent, be assigned by the Company to any Group Company or its or their respective successors (and, in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or affiliate thereof to which your employment relates, to the acquiror of such assets). The benefits and obligations contained in this Agreement will inure to the benefit of and be binding upon the Company and its respective successors and assigns.

This Agreement will be governed under the laws of the Commonwealth of Massachusetts, without giving effect to the choice of law principles thereof.

* * *

If you are in agreement with the terms of your employment described above, please execute this Agreement where indicated below and return to me. The execution of this Agreement may be by actual or facsimile signature.

Sincerely, INNOVIVA SPECIALTY THERAPEUTICS, INC.
By: /s/ Pavel Raifeld Name: Pavel Raifeld Title: Chief Executive Officer
AGREED AND ACCEPTED as of this 23rd day of February, 2023 by: /s/ Larry Edwards Larry Edwards

[Signature page to Larry Edwards Transition Agreement]

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance (as defined in my Transition Agreement, dated February 23, 2023, with Innoviva Specialty Therapeutics, Inc. (such company, the “Company” and such agreement, my “Transition Agreement”)), and other good and valuable consideration, I, Larry Edwards, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, Innoviva, Inc., and each of their respective direct and indirect subsidiaries and affiliates, and their respective successors and assigns, together with their respective current and former officers, directors, partners, members, shareholders (including any management company of a member or shareholder), employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, violation of public policy, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination, harassment or retaliation, and any other purported restriction on an employer’s right to terminate the employment of employees. The release of claims in this Release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988, the Equal Pay Act of 1963 and the Employee Retirement Income Security Act (excluding claims for accrued, vested benefits under an employee pension or other retirement plan of the Company), each as may be amended from time to time, and all other federal, state, and local laws and the common law or constitution of any jurisdiction. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Group to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which I also hereby expressly waive.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims by me under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims that cannot be waived by law, (ii) my rights to the Severance (as defined in the Transition Agreement), or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

•
Am able to read the language, and understand the meaning and effect, of this Release;
•
Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•
Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had against any member of the Group, and because of my execution of this Release;
•
Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance;
•
Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;
•
Had or could have had twenty-one (21) calendar days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
•
Have not relied upon any representation or statement not set forth in this Release or my Transition Agreement made by the Company or any of its representatives;
•
Was advised to consult with my attorney regarding the terms and effect of this Release; and
•
Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit.

Notwithstanding any provision of this Release to the contrary, nothing herein or in any Company policy or agreement prevents me, without notifying the Company, from (i) speaking with law enforcement, my attorney, the U.S. Equal Employment Opportunity Commission, or any state or local division of human rights or fair employment agency; (ii) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any government agency; (iii) participating in a whistleblower program administered by the U.S. Securities and Exchange Commission or any other government agency; (iv) exercising any rights I may have under the National Labor Relations Act or other labor laws to engage in protected concerted activity; or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which I may be entitled; provided, however, that I agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where my right to receive such a monetary benefit is otherwise not waivable by law.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group.

I hereby agree that, during the period commencing on the Separation Date and ending on the twelve (12) month anniversary of the Separation Date, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise or entity, or as a sole proprietor, partner, shareholder, director, officer, principal, agent, employee or executive, or in any other capacity or relationship, engage in any Competitive Activities (as defined below) anywhere in the world. For purposes of this Release: “Competitive Activities” means any business activity involving the research, development, distribution or commercialization of any drugs, therapies or treatments that are directly competitive with GIAPREZATM, XERAVATM or any other drugs, therapies or treatments actively being researched or under development by La Jolla Pharmaceuticals.

You expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in the previous paragraph may result in substantial, continuing and irreparable injury to the Group. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of the preceding paragraph without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. You acknowledge that each of the rights enumerated in the preceding paragraph shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Group at law or in equity. If any of the provisions of this Release or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Release, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in the previous paragraph is held to be invalid or unenforceable because of the duration of such provision or the area or scope covered thereby, you agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision to the maximum and/or broadest duration, scope and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) business days immediately following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Executive Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) business day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) business day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Severance.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release. I acknowledge and agree that each member of the Group shall be a third-party beneficiary to the releases set forth in this Release, with full rights to enforce this Release and the matters documented herein.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN THE BOSTON METROPOLITAN AREA, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Transition Agreement.

* * *

I, Larry Edwards, have executed this Release of Claims on the respective date set forth below:

/s/ Larry Edwards
Larry Edwards

Date: April 5, 2023